AMENDMENT TO CONSULTING AGREEMENT

THIS AMENDMENT is made as of the 1st day of September, 2011

AMONG:

Mister Goody, Inc. a corporation formed pursuant to the laws of the State of Florida and having an office for business located at 7787 Emerald Winds Circle, Boynton Beach, Florida 33473

(“Mister Goody”)

AND:

Christina O’Malley, a resident of the State of New Jersey.

("O’Malley")

WHEREAS:

A.

 Mister Goody and O’Malley entered into a Consulting Agreement dated as of May 2, 2011 (the “Consulting Agreement”);

B.

 Mister Goody and O’Malley wish to amend certain provisions surrounding the compensation provided for in the Consulting Agreement, which remains in full force and effect;

C.

The first paragraph of the section entitled “Description Services” of the Consulting Agreement is hereby deleted in its entirety and replaced with the following:

“During the term of this Agreement, Consultant will perform such services as Vice President of Business Relations as directed or assigned by the Company’s Chief Executive Officer.

D.

The sections (i) and (ii) under “Compensation” of the Consulting Agreement is hereby deleted in its entirety and replaced with the following:

(i)

The Company agrees to pay Consultant $2,250 per month.  Payment shall be sent to Consultant on the last day of each month this Agreement is in effect.

(ii)

The Company agrees to pay Consultant a bonus based upon the sales generated by Consultant during each calendar quarter. Consultant shall be paid 20% of all sales in excess of $33,750 generated during any calendar quarter. Payment shall be sent to Consultant by the 15th day of the month following the end of each quarter ends.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

Mister Goody, Inc.	Christina O’Malley
By: /s/Joel Arberman	By: /s/Christina O’Malley
Joel Arberman	Christina O’Malley
Chief Executive Officer